Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 16, 2019 in this Registration Statement of SRAX, Inc. (f/k/a Social Reality, Inc.) on Amendment No. 1 to Form S-3 (No. 333-229604), with respect to our audits of the consolidated financial statements of SRAX, Inc. as of December 31, 2018 and 2017, and for the years ended December 31, 2018 and 2017 which appears in the SRAX, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, dated April 16, 2019, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ RBSM LLP

New York, NY

December 13, 2019

101 Larkspur Landing Circle, Suite 321, Larkspur, CA 94939

New York, NY Washington DC San Francisco, CA Las Vegas, NV Athens, GRE Beijing, CHN, Mumbai and Pune, IND

Member of ANTEA International with member offices worldwide